Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

November 29, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 3Q AND YEAR-TO-DATE 2007 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its third quarter and first nine months ended November 3, 2007.

Note: the 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, resulting in a one-week difference between Stein Mart’s fiscal reporting periods and comparable store sales reporting periods. This timing shift positively impacted total net sales for the third quarter of 2007 and for the first nine months of the year.

Third Quarter of 2007

For the 13-week third quarter of 2007, the Company incurred a net loss of $2.7 million or $(0.06) per diluted share as compared to net income of $237,000 or $0.01 per diluted share in 2006. Net sales decreased 1.7 percent to $333.3 million for the 13 weeks ended November 3, 2007 from $339.2 million for the 13 weeks ended October 28, 2006. Comparable store sales for the 13 weeks ended November 3, 2007 decreased 6.3 percent from the 13 weeks ended November 4, 2006.

Gross profit declined to $86.2 million or 25.9 percent of sales in the third quarter of 2007 compared to $89.3 million or 26.3 percent of sales in the same period last year. The gross profit rate decreased primarily due to a lack of leverage on lower sales, as increased mark-up was offset by higher markdowns.

Selling, general and administrative (SG&A) expenses were $97.2 million or 29.2 percent of sales as compared to $92.6 million or 27.3 percent of sales during the same period last year. The SG&A rate was higher due to a lack of leverage on lower sales, and reflected increases in advertising and costs related to the transition of the president/CEO position.

First Nine Months of 2007

For the first nine months of 2007, the Company earned $7.6 million or $0.18 per diluted share as compared to net income of $16.1 million or $0.37 per diluted share in 2006. Net sales were $1.04 billion for the 39-week period ending November 3, 2007, which were flat compared to the same period last year. Comparable store sales for the 39 weeks ended November 3, 2007 decreased 3.1 percent from the 39 weeks ended November 4, 2006.

Gross profit declined to $277.3 million or 26.7 percent of sales in the first nine months of 2007 compared to $280.9 million or 27.0 percent of sales in the same period last year. Higher mark-up was offset by increased markdowns, and the gross profit rate decreased due to a lack of sales leverage and increased buying costs, primarily from share-based compensation.

Selling, general and administrative (SG&A) expenses were $282.3 million or 27.1 percent of sales as compared to $268.0 million or 25.8 percent of sales during the same period last year. The SG&A rate was higher due to a lack of sales leverage, and reflected increases in advertising, store operating expenses, depreciation, share-based compensation and costs related to the transition of the president/CEO position.

“We were unable to overcome a deteriorating macro environment, record warm temperatures, and a highly promotional competitive landscape that impacted our customer this fall,” said Linda M. Farthing, president and chief executive officer of Stein Mart, Inc. “Despite substantial markdowns and additional advertising, our offering failed to generate sufficient sales in the quarter and the resulting loss was extremely disappointing.”

Guidance for Fourth Quarter 2007

Management expects a comparable stores sales decrease of approximately ten percent for the current November month ending December 1, 2007, and if this trend continues, comparable store sales would also decline approximately ten percent for the fourth quarter. In addition, the timing shift associated with the 4-5-4 calendar in 2007 and the 53rd week in 2006 will have a negative impact of approximately $29 million on total net sales for the fourth quarter of 2007 in comparison to total net sales for the fourth quarter of 2006.

Given this lowered sales outlook, escalating competitive pressure, and the prospect of extremely aggressive markdowns to move merchandise on lower than planned sales, the Company would expect an operating loss of approximately $(0.15) per diluted share for the fourth quarter ending February 2, 2008.

“The customer clearly has an appetite for value pricing right now, and we have redoubled our efforts to provide and promote exceptional savings throughout the store,” Farthing continued. “The negative impact on gross margin will be significant in the fourth quarter, but these actions are necessary in order to exit the year without the burden of prior season merchandise. Additionally, we are actively reviewing all aspects of our business for profit opportunities and expense savings in order to improve our performance in the future.”

Store Network

Eight new stores opened in the third quarter; one store was relocated and two stores were closed, bringing the chain-wide total to 276 at the end of the quarter as compared to 265 at the same time last year.

The Company completed its 2007 store-opening program with four stores that opened in November, bringing to 14 the number of new stores opened during 2007. For the year, a total of two stores closed and two were relocated. As of today, the Company operates 280 stores, a 4.5% increase in store count over the 268 stores open at the end of 2006.

“After careful review, we have decided to focus our efforts on the productivity of the existing store network, and accordingly, have scaled back our new store openings,” noted Farthing. “While this is still a work in progress, we plan to open significantly fewer stores in 2008 than we opened in 2007.”

Dividend and Stock Repurchase Update

The Board of Directors has declared a quarterly dividend of $0.0625 per common share payable on December 21, 2007 to stockholders of record at the close of business on December 7, 2007.

In the third quarter of 2007, the Company repurchased 1.2 million shares of stock at a cost of $10.7 million. So far this year, the Company has repurchased a total of 2.4 million shares of stock at a cost of $26.9 million.

Conference Call with Management

Management will discuss these financial results and the Company’s perspective on the fall season in a conference call with financial analysts today (November 29, 2007) at 11:00 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until December 7, 2007.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>> Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	on-going competition from other retailers

•	the effectiveness of advertising, marketing and promotional strategies

•	changes in consumer spending due to current events and/or general economic conditions

•	unanticipated weather conditions and unseasonable weather

•	changing preferences in apparel

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	November 3, 2007	February 3, 2007	October 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$20,481	$17,560	$14,928
Short-term investments	—	10,835	—
Trade and other receivables	14,669	10,164	11,546
Inventories	344,817	290,943	349,024
Prepaid income taxes	13,252	—	2,609
Prepaid expenses and other current assets	16,260	14,531	14,764

Total current assets	409,479	344,033	392,871
Property and equipment, net	115,074	113,254	110,187
Other assets	30,783	23,064	19,018

Total assets	$555,336	$480,351	$522,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$125,085	$83,243	$133,387
Accrued liabilities	80,139	78,522	76,367
Income taxes payable	—	7,483	—

Total current liabilities	205,224	169,248	209,754
Notes payable to banks	54,966	—	26,494
Other liabilities	23,594	22,931	18,856

Total liabilities	283,784	192,179	255,104
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 41,709,780, 43,736,720 and 43,548,314 shares issued and outstanding, respectively	417	437	435
Additional paid-in capital	5,612	21,803	18,961
Retained earnings	265,523	265,932	247,576

Total stockholders’ equity	271,552	288,172	266,972

Total liabilities and stockholders’ equity	$555,336	$480,351	$522,076

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended November 3, 2007	13 Weeks Ended October 28, 2006	39 Weeks Ended November 3, 2007	39 Weeks Ended October 28, 2006
Net sales	$333,343	$339,171	$1,040,201	$1,040,306
Cost of merchandise sold	247,131	249,909	762,881	759,452

Gross profit	86,212	89,262	277,320	280,854
Selling, general and administrative expenses	97,224	92,634	282,347	267,960
Other income, net	5,736	3,777	16,370	11,371

Income (loss) from operations	(5,276)	405	11,343	24,265
Interest (expense) income, net	(445)	(28)	(361)	1,096

Income (loss) before income taxes	(5,721)	377	10,982	25,361
Income tax benefit (provision)	3,032	(140)	(3,364)	(9,253)

Net income (loss)	$(2,689)	$237	$7,618	$16,108

Net income (loss) per share:
Basic	$(0.06)	$0.01	$0.18	$0.37

Diluted	$(0.06)	$0.01	$0.18	$0.37

Weighted-average shares outstanding:
Basic	41,548	43,162	42,445	43,212

Diluted	41,848	43,662	42,943	43,907

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended November 3, 2007	39 Weeks Ended October 28, 2006
Cash flows from operating activities:
Net income	$7,618	$16,108
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	19,190	18,881
Impairment of property and other assets	108	—
Store closing charges	396	1,243
Deferred income taxes	(943)	(2,821)
Share-based compensation	6,496	3,657
Tax benefit from equity issuances	287	502
Excess tax benefits from share-based compensation	(258)	(296)
Changes in assets and liabilities:
Trade and other receivables	(4,505)	(425)
Inventories	(53,874)	(83,236)
Prepaid income taxes	(13,252)	(2,609)
Prepaid expenses and other current assets	(1,729)	(1,092)
Other assets	(2,560)	(3,317)
Accounts payable	41,842	44,979
Accrued liabilities	800	(4,230)
Income taxes payable	(13,091)	(9,892)
Other liabilities	1,273	1,651

Net cash used in operating activities	(12,202)	(20,897)

Cash flows from investing activities:
Capital expenditures	(20,071)	(39,067)
Purchases of short-term investments	(36,580)	(586,225)
Sales of short-term investments	47,415	691,160

Net cash (used in) provided by investing activities	(9,236)	65,868

Cash flows from financing activities:
Borrowings under notes payable to banks	236,054	65,669
Repayments of notes payable to banks	(181,088)	(39,175)
Cash dividends paid	(8,073)	(73,572)
Excess tax benefits from share-based compensation	258	296
Proceeds from exercise of stock options	3,521	2,046
Proceeds from employee stock purchase plan	586	581
Repurchase of common stock	(26,899)	(6,088)

Net cash provided by (used in) financing activities	24,359	(50,243)

Net increase (decrease) in cash and cash equivalents	2,921	(5,272)
Cash and cash equivalents at beginning of year	17,560	20,200

Cash and cash equivalents at end of period	$20,481	$14,928